EXHIBIT 99.1

NEWS

FOR IMMEDIATE RELEASE

Contact: Eugene F. Hovanec

Vice President, Finance &

Chief Financial Officer

(805) 388-3700

Vitesse Reports Results

for Second Quarter Fiscal 2003

Camarillo, CA (April 22, 2003)—Vitesse Semiconductor Corporation (NASDAQ:VTSS) (“Vitesse” or the “Company”) today reported results for the second quarter of fiscal 2003 ended March 31, 2003. Revenues in the second quarter of fiscal 2003 were $40.2 million, a decrease of 4.5% from the $42.1 million in the second quarter of fiscal 2002 and an increase of 5.2% from the $38.2 million in the first quarter of fiscal 2003. Revenues for the six months ended March 31, 2003 were $78.4 million, a decrease of 3.4% from the $81.2 million in the six months ended March 31, 2002.

On a generally accepted accounting principles (GAAP) basis, net loss for the second quarter of fiscal 2003 was $25.1 million or $0.12 loss per share compared to net loss of $44.4 million or $0.22 loss per share in the second quarter of fiscal 2002 and net loss of $11.0 million or $0.06 per share in the first quarter of fiscal 2003. Net loss for the six months ended March 31, 2003 was $36.2 million or $0.18 loss per share compared to net loss of $151.3 million or $0.76 loss per share for the six months ended March 31, 2002.

Pro forma net loss for the second quarter of fiscal 2003, which excludes the recurring amortization of intangible assets and deferred compensation, and restructuring charges, was $11.0 million or $0.05 loss per share, compared to pro forma net loss of $21.5 million or $0.11 loss per share in the second quarter of fiscal 2002 and pro forma net loss of $12.8 million or $0.06 loss per share in the prior quarter. Pro forma net loss for the six months ended March 31, 2003, which excludes the recurring amortization of intangible assets and deferred compensation, restructuring charges, as well as a gain on extinguishment of debt recorded in the first quarter of fiscal 2003, was $23.8 million or $0.12 loss per share, compared to pro forma net loss of $45.8 million or $0.23 loss per share in the six months ended March 31, 2002. The gain on extinguishment of debt (net of a write-off of debt issue costs) was $16.6 million and $17.1 million in the six months ended March 31, 2003 and 2002, respectively, resulting from the repurchase in each of those periods of subordinated convertible debt for cash.

Vitesse President and CEO, Lou Tomasetta, commented, “Even though the overall business environment continues to be difficult, with capital spending remaining sluggish, we were able to grow second quarter revenues by over 5% sequentially. This was largely due to our product realignment into markets such as storage, metro and ethernet that are beginning to recover. We also continued to improve our cost structure, with our engineering and development and selling, general and administrative expenses dropping by over $1 million in the March quarter.”

Mr. Tomasetta continued, “I would like to highlight two products that have been received with a great deal of enthusiasm by our customer base and which have already been designed into several potentially high volume sockets. They are—

•	The VSC9118 (10Gb/s) / VSC9115 (2.5Gb/s), SONET framer/mappers with virtual concatenation that offer more features than any competing product available today.

•	The VSC7303, a 24-port Gigabit Ethernet LAN switch which combines the highest levels of functionality and lowest power of any solution available in the market. This circuit provides a very low system cost point for users who wish to migrate existing 10/100 LAN switches to triple speed Gigabit capabilities.”

As a supplement to the Company’s consolidated financial statements presented on a GAAP basis, the Company provides additional pro forma measures for certain costs and expenses, loss from operations, loss before income taxes, income taxes, net loss and net loss per share in its press release. A pro forma financial measure is a numerical measure of a company’s performance, that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The Company believes that the additional pro forma measures are useful to investors for the performance of financial analysis. Management uses these measures internally to evaluate its operating performance and the measures are used for planning and forecasting of the Company’s future periods. However, pro forma measures are not in accordance with, nor are they a substitute for, GAAP measures. Please consult the table immediately following the pro forma Statement of Operations for a reconciliation of pro forma results to GAAP results.

The Company will hold a conference call on April 22, 2003 at 2:00 p.m. PDT. A live web cast of the call will be available on Vitesse’s Web site at www.vitesse.com. A replay of the web cast will be available on this Web site after the call. Those without Internet access may listen to a live audio of the call by telephone by calling 1-888-201-8018 (United States and Canada) or 1-706-634-1300 (International). Conference name is “Vitesse Semiconductor Corporation”. A telephone replay of the call will be available beginning at 5:00 p.m. PDT on April 22 and will run through April 29, 2003. Dial-in for the telephone replay is 1-706-645-9291, conference ID 9680238.

Vitesse is a leading designer and manufacturer of innovative silicon solutions and optical devices used in the networking, communications and storage industries worldwide. Vitesse works to specifically address the requirements of system designers and OEMs by providing high-performance, integrated products that are ideally suited for use in Enterprise, Access, Metro and Core applications. Additional company and product information is available at www.vitesse.com.

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding expected growth in the storage, enterprise and metro market sectors and our expected operating expenses. Our actual results could differ materially from our forward looking statements for a variety of reasons, including among other things, failure of our markets to achieve expected growth, delays or cancellations of orders by our customers, competition in our markets, unexpected expenses or increased expenses associated with bringing new products to market, difficulties in bringing new products to market and possible future write-downs of assets in connection with acquisitions we have completed. For a more complete discussion of the risks and uncertainties that may cause our actual results to differ materially from our forward looking statements, please read the reports we file from time to time with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended September 30, 2002.

VITESSE SEMICONDUCTOR CORPORATION

FINANCIAL SUMMARY

Statement of Operations—GAAP basis (unaudited)

(in thousands except per share data)

	Three months ended			Six months ended
	Mar. 31, 2003	Mar. 31, 2002	Dec. 31, 2002	Mar. 31, 2003	Mar. 31, 2002
Revenues	$40,172	$42,089	$38,212	$78,384	$81,238
Costs and expenses:
Cost of revenues	19,240	22,640	19,063	38,303	56,556
Engineering and development	29,692	44,335	30,875	60,567	89,366
Selling, general and administrative	14,112	17,035	14,396	28,508	34,506
Restructuring charge	336	276	—	336	64,575
Amortization of intangible assets	2,146	3,147	2,146	4,292	6,293

Loss from operations	(25,354)	(45,344)	(28,268)	(53,622)	(170,058)
Other income, net	238	943	699	937	1,778
Gain on extinguishment of debt	—	—	16,550	16,550	17,098

Loss before income taxes	(25,116)	(44,401)	(11,019)	(36,135)	(151,182)
Income tax expense	30	—	30	60	101

Net loss	$(25,146)	$(44,401)	$(11,049)	$(36,195)	$(151,283)

Net loss per share—basic and diluted	$(0.12)	$(0.22)	$(0.06)	$(0.18)	$(0.76)

Weighted average shares—basic and diluted	201,694	198,043	200,250	201,053	197,811

Condensed Consolidated Balance Sheet Data—GAAP basis

(in thousands)

	March 31, 2003	September 30, 2002
	(unaudited)
Assets:
Cash and investments	$233,532	$312,161
Accounts receivables, net	34,957	37,153
Inventories, net	32,247	28,961
Prepaid expenses and other current assets	7,318	8,272
Property and equipment, net	147,113	127,781
Restricted long-term deposits	57,101	89,992
Goodwill and intangible assets	190,276	179,578
Other assets	39,436	43,361

Total assets	$741,980	$827,259

Liabilities and Shareholders’ Equity:
Accounts payable	$13,741	$10,477
Accrued expenses and other current liabilities	14,144	16,923
Accrued restructuring	31,214	36,489
Accrued interest	199	433
Deferred gain	8,766	8,891
Income taxes payable	1,077	1,123
Other long-term liabilities	8,289	1,861
Convertible debt, due March 2005	195,145	263,703
Minority interest	4,631	4,654
Shareholders’ equity	464,774	482,705

Total liabilities and shareholders’ equity	$741,980	$827,259

VITESSE SEMICONDUCTOR CORPORATION

FINANCIAL SUMMARY

Pro Forma Statement of Operations (unaudited)

(in thousands except per share data)

	Three months ended			Six Months Ended
	Mar. 31, 2003	Mar. 31, 2002	Dec. 31, 2002	Mar. 31, 2003	Mar. 31, 2002
Revenues	$40,172	$42,089	$38,212	$78,384	$81,238
Costs and expenses:
Cost of revenues	19,240	22,640	19,063	38,303	44,523
Engineering and development	23,514	35,413	24,513	48,027	72,299
Selling, general and administrative	14,112	17,035	14,396	28,508	34,506

Loss from operations	(16,694)	(32,999)	(19,760)	(36,454)	(70,090)
Other income, net	238	943	699	937	1,778

Loss before income taxes	(16,456)	(32,056)	(19,061)	(35,517)	(68,312)
Income tax benefit	(5,430)	(10,578)	(6,290)	(11,720)	(22,542)

Net loss	$(11,026)	$(21,478)	$(12,771)	$(23,797)	$(45,770)

Weighted average shares—diluted	201,694	198,043	200,250	201,053	197,811

Net loss per share—diluted	$(0.05)	$(0.11)	$(0.06)	$(0.12)	$(0.23)

Supplemental reconciliation of pro forma net loss to net loss:
Pro forma net loss	$(11,026)	$(21,478)	$(12,771)	$(23,797)	$(45,770)
Adjustments to net loss:
Amortization of goodwill and intangibles from acquisitions	(2,146)	(3,147)	(2,146)	(4,292)	(6,293)
Amortization of deferred compensation	(6,178)	(8,922)	(6,362)	(12,540)	(17,067)
Fixed asset impairment charge	—	—	—	—	(63,159)
Inventory obsolescence charge	—	—	—	—	(12,033)
Restructuring charge	(336)	(276)	—	(336)	(1,416)
Gain on extinguishment of debt	—	—	16,550	16,550	17,098
Tax adjustment	(5,460)	(10,578)	(6,320)	(11,780)	(22,643)

Net loss	$(25,146)	$(44,401)	$(11,049)	$(36,195)	$(151,283)

Weighted average shares—diluted	201,694	198,043	200,250	201,053	197,811

Net loss per share—diluted	$(0.12)	$(0.22)	$(0.06)	$(0.18)	$(0.76)